Exhibit 10.1

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (this “Agreement”), effective as of June 8, 2006 (the “Effective Date”) is made and entered into by and between Global Directory Solutions, LLC, a Delaware limited liability company (“Licensor”), and Scientigo, Inc., a Delaware corporation (“Licensee”).

The parties hereto agree as follows:

1.                  Definitions:        As used herein, except as expressly set forth herein otherwise, the following terms shall have the meaning set forth below:

1.1              “Programs” means the web-based logistics management software known as the FMS software, described in detail on Schedule A.  Notwithstanding anything else in this Agreement to the contrary, the Programs exclude any third party software modules which are separately licensed from third parties and used in conjunction with the licensed software and modules.

1.2              “Object Code” means the Programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

1.3              “Source Code” means the Programs written in a form intelligible to a trained programmer and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Programs in sufficient detail to enable a trained programmer through the study of such documentation to maintain and/or modify the Programs without undue experimentation.

1.4              “Derivative Work” shall have the meaning set forth in 17 U.S.C. § 101.  For purposes herein, a compilation that incorporates the Programs or Technical Materials shall constitute a Derivative Work of the Programs or Technical Materials.

1.5              “Technical Materials” means documentation that describes the function and use of the Programs in sufficient detail to permit its use, including technical specifications and end-user materials.

1.6              “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith:  (i) all United States, international and foreign  patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world (iii) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all URLs, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however, denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.7       “Combined Product” shall have the meaning described in Section 2.1 below.

2.         Grant of License.

2.1              Software.  Subject to Section 2.3 below, Licensor hereby grants to Licensee, and Licensee accepts a perpetual, irrevocable, worldwide, exclusive, transferable, sublicensable, royalty-free, fully paid license to:  (a)  reproduce; (b) distribute; (c) prepare Derivative Works of in any manner, including customizing for clients, updating, revising or modifying the Programs in any way, or combining with Licensee’s intellectual property and/or third party intellectual property into a single combined product which will subsume the Programs (the “Combined Product”); (d) publicly display; and (e) publicly perform the Programs, in Source Code or Object Code forms, including, but not limited to the right to (i) install, use, reproduce, maintain and support the Programs; (ii) host, reproduce, distribute, sublicense and make available to Licensee’s customers the Programs via remote communications media; (iii) to install and license access to and use of the Software to Customers and their affiliates, clients, and contractors within the United States, when marketed and resold as a Derivative Work or in a Combined Product; and (iv) authorize subcontractors to do any of the foregoing on behalf of Licensee.  Licensor also grants to Licensee, and Licensee accepts a perpetual, worldwide, exclusive transferable, sub licensable, royalty-free, fully paid license to reproduce, modify, display, distribute, and prepare Derivative Works of the Technical Materials for the purpose of installing, using, reproducing, maintaining, supporting, hosting, sublicensing, customizing and distributing the Programs and any Combined Products.

2.2              Intellectual Property.  Subject to Section 2.3 below, Licensor hereby grants to Licensee, and Licensee accepts a perpetual, irrevocable, worldwide, exclusive, transferable, sub licensable license to use the Intellectual Property in connection with the rights granted under Section 2.1.

2.3              Exception to Exclusive License Grant.  The parties agree and acknowledge that the exclusive nature of the licenses granted pursuant to Sections 2.1 and 2.2 above are subject to the rights and licenses previously granted by Licensor to Infocall, Inc. only.  Licensor represents and warrants that except as expressly stated in this Section 2.3, it has not granted to any third parties any rights or interests to the Programs, Technical Materials and Intellectual Property.

3.                  Ownership Rights.  Licensee shall have sole and exclusive ownership of all right, title and interest in and to any Combined Products, Derivative Works of the Programs and Technical Materials prepared by, or at the direction of, Licensee, all copies thereof, and all copyrights and other Intellectual Property rights pertaining thereto.  No rights or licenses to such Combined Products or Derivative Works are granted to Licensor hereunder by implication, estoppels or otherwise.

4.                  Limited License.  This Agreement does not provide Licensee with title or ownership of the Programs or Technical Materials.  This Agreement provides a right of limited use under the license expressly granted in Section 2, with no rights or licenses granted by Licensor hereunder by implication, estoppels, or otherwise.

5.                  Payment and Shares.    As consideration for the license grants state above, Licensee shall pay Licensor the sum of one hundred forty five thousand dollars ($145,000.00) in fifteen payments as stated in Schedule B plus the following issuance of shares in Licensee.

Within thirty (30) days following the execution of this Agreement, Licensee will issue to Licensor one hundred eighty-one thousand two hundred fifty (181,250) shares of its common stock (the “Shares”).  Licensee agrees to file all reports under the Securities and Exchange Commission and take all other actions as may be required to permit Licensor to sell all of the Shares after the first anniversary of the date of issuance or transfer to the Shares to Licensor pursuant to Rule 144 under the Securities Act of 1933.

6.                  Maintenance and Support.  Licensor is not required to provide maintenance, support or training with respect to the Programs or Documentation.  Licensor is not required to develop or release future versions or revisions of the Programs or Documentation, and if any such future release, upgrade or version is developed by the Licensor, Licensee must negotiated with Licensor and Licensor may, in its own discretion decide to grant or not to grant, any rights in these future releases, upgrades or versions of the Programs and/or Documentation.

7.                  Limitation of Liability.  Neither Party shall be liable to the other for any loss of profits nor for any indirect, special, punitive, incidental or consequential damages of any kind, whether under this Agreement or otherwise, even if the possibility of such loss of profits and/or such damages is deemed to be foreseeable.

8.                  Term and Termination.  This Agreement shall commence on the Effective Date and shall remain in full force and effect perpetually.  Either Party may terminate this Agreement for cause by a writing conveyed to the other Party if the breaching Party is notified in writing of its breach and does not cure the breach within thirty days of receipt of the notice of breach.  The licenses granted in this Agreement shall not end or be revoked for any reason, even upon breach, and the Licensor may look to the courts for financial compensation for any Licensor breach.

9.                  Waiver.  The failure of either party to enforce any of the provisions of this Agreement or to exercise any rights herein provided shall not be considered a waiver thereof or affect such party’s right to enforce any and all of the provisions hereof or exercise any or all rights herein provided.

10.              Controlling Law; Amendment.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of North Carolina without reference to its choice of law rules.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

11.              Protection of Value of License.

11.1          Licensee shall promptly notify Licensor of any infringement or potential infringement of Intellectual Property in the Programs or Technical Materials or any unauthorized use or misuse of the Programs or Technical Materials that comes to its attention, and shall cooperate with Licensor, at Licensor’s sole expense, in taking steps to terminate such infringement, unauthorized use, or misuse if directed by Licensor.

11.2          Licensee agrees to comply with all notice and marking requirements of any law or regulation applicable for the protection of the Intellectual Property licensed under this Agreement.

12.              Confidentiality.  Subject to Licensee’s ability to sublicense and transfer pursuant to the terms of this Agreement, Licensee agrees (a) to maintain in confidence the Source Code version of the Programs, Derivative Works of the Source Code version of the Programs, and confidential technical information; and (b) not to disclose the Source Code version of the Programs, Derivative Works of the Source Code version of the Programs, confidential technical information, and any aspects thereof, to anyone other than employees or subcontractors who have a need to know or obtain access to such information in order to support Licensee’s authorized use of the Programs and have agreed in writing to protect such information against any other use or disclosure.  The obligations under this Section 12 shall not prohibit the Licensee from entering into any escrow agreement with respect to the Source Code version of the Programs; provided, that the parties that may receive the Source Code version of the Programs as a result of a release under such escrow agreement shall be obligated (i) to maintain in confidence the Source Code version of the Programs and to protect confidential technical information and documentation; and (ii) not to disclose, distribute, sell, or otherwise make available the Technical Materials or the Source Code version of the Programs, or any aspects thereof, to anyone other than employees who have a need to know, use, or obtain access to such information in order to support authorized use of the Programs.  The obligations under this Section 12 shall not apply to any information generally available to the public, independently developed after the Effective Date or obtained without reliance on Licensor’s information in the Programs, or approved in writing for release by Licensor without restriction.  This Section 12 shall survive the termination or expiration of this Agreement.

13.              Warranties; Disclaimers.

13.1          Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and conditions.

13.2           Except as specified in Section 13.1 above, nothing contained in this Agreement shall be constructed as: a warranty whether statutory, express, or implied; a warranty of merchantability; a warranty of fitness for a particular purpose; a warranty arising from course of dealing or usage or trade; or a warranty that any use of the Programs or Technical Materials will be free from infringement of the Intellectual Property rights of third parties.

14.              Indemnification.

Licensor shall indemnify, defend and hold harmless Licensee from and against any loss, expense or liability (including reasonable attorney’s fees) finally awarded against Licensee, to the extent that such loss, expense or liability arose under, or in connection with, a claim that the Programs or Technical Materials furnished, and rightly used by Licensee within the scope of this Agreement, infringed or violated any third-party’s Intellectual Property Right, provided that: (a) Licensee promptly notifies Licensor in writing upon becoming aware of any such claim; (b) Licensee grants Licensor sole control of the defense and all related settlement negotiations; and (c) Licensee provides Licensor with the reasonable assistance, information and authority necessary to perform Licensor’s obligations under this Section.  Reasonable out-of-pocket expenses incurred by Licensee in providing such reasonable assistance to Licensor will be reimbursed to Licensee by Licensor.  This Section 14 shall survive the termination or expiration of this Agreement.

15.              Severability.  If any paragraph or provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such paragraph or provision shall be considered deleted from this Agreement and this Agreement shall remain in full force and effect without such paragraph or provision except where the economic equity of both parties hereto is materially affected by such invalidity or unenforceability.

16.              Transferability.  This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Without limiting the generality of the foregoing, Licensor acknowledges and agrees that any sale or transfer of its right, title and interest in and to the Programs or Technical Materials shall be subject to the licenses granted to Licensee pursuant to Section 2 of this Agreement.

17.              Entire Agreement.  The terms and conditions contained herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous communications, either oral or written, between the parties with respect to such subject matter.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.  No modification, alteration, addition, or change in the terms hereof shall be binding on either party hereto unless reduced to writing and duly executed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date stated above.

SCIENTIGO, INC.

By:	/s/ Doyal Bryant
Name:	Doyal Bryant
Title:	Chief Executive Officer

Date: June 8, 2006

GLOBAL DIRECTORY SOLUTIONS, LLC.

By:	/s/ Harry J. Pettit
Name:	Harry J. Pettit
Title:	President

Date: June 8, 2006

SCHEDULE A

PROGRAMS

SCHEDULE B

PAYMENTS

Licensee will pay the following to Licensor:

            1.         Fourteen (14) monthly payments of Ten Thousand Dollars ($10,000.00) each, commencing on the first day of the first calendar month following the Licensee’s receipt of outside financing of at least $3 Million is received and following at the beginning of each of the next thirteen (13) calendar months.

            2.         A final payment of Five thousand Dollars ($5,000.00) on the first day of the fifteenth month following the Effective Date.